Exhibit 16.1

October 16, 2026

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

Re: Neo-Concept International Group Holdings Ltd

Dear Sirs/Madams:

We have read the statements being made by Neo-Concept International Group Holdings Ltd (the “Company”) in its Form 6-K dated October 16, 2026 and captioned “Change in Independent Registered Public Accounting Firm”. We agree with the statements contained in the paragraphs concerning our firm in such Form 6-K; we are not in a position to agree or disagree with other statements of the Company contained therein.

Very truly yours,

WWC, P.C.
Certified Public Accountants